SEMPLE & COOPER, LLP
Certified Public Accountants
2700 North Central Avenue, Ninth Floor, Phoenix, Arizona 85004
• Tel 6O2-241-1500 • Fax 602-234-1867

June 9, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Skye International, Inc. Form 8-K, dated June 2, 2006

Dear Sir or Madam:

Semple & Cooper, LLP (the "Auditor") served very briefly as principal accountants for Skye International, Inc., a Nevada corporation ("Skye"). On June 2, 2006, we informed Skye that, effective that same day, we were resigning as auditor of record for Skye. We have read the statements of Skye that are included in Item 4.01 of the Current Report of Skye on Form 8-K, dated June 2, 2006, as filed with the Securities and Exchange Commission. We do not believe that the statements made in the Form 8-K adequately explain the facts and circumstances of our resignation; and we therefore submit this letter to disclose the following:

■ In accordance with Regulation S-B Item 304(a)(1)(i), the following statement should have been included in the Form 8-K:

The Auditor resigned effective June 2, 2006.

■ Regulation S-B Item 304(a)(1)(iv)(B)(3) requires the following disclosure in the Form 8-K:

Information came to the Auditor's attention that the Auditor concluded might, if further investigated, materially impact the fairness or reliability of the financial statements of the Company for the fiscal year ended December 31, 2004, and the financial statements to be issued covering the fiscal year ended December 31, 2005 (including information that might preclude the issuance of an unqualified audit report). Specifically, the following information came to the Auditor's attention:

A letter from an attorney representing a number of complainants, addressed to the Chairman of the Board of Skye, was provided to the Auditor. The letter contained allegations of financial and accounting improprieties, and accusations of possible bankruptcy and securities fraud, involving Skye. The issues raised in that letter were not addressed to the satisfaction of the Auditor by the Audit Committee and Board of Directors of Skye.

Securities and Exchange Commission
June 9, 2006

Questions arose during the Auditor's engagement regarding the propriety of certain arrangements relating to a patent, which management represented to the Auditor was owned by a subsidiary of Skye. These questions were not addressed to the satisfaction of the Auditor by the Audit Committee and Board of Directors of Skye,

■ Regulation S-B Item 304(a)(l)(iv)(C) requires the following disclosure in the Form 8-K:

There were disagreements between the Auditor and management relating to the valuation of common stock and options granted by Skye to members of management and outside consultants.

There were disagreements between the Auditor and management as to the scope of the audit engagement and the determination of materiality as established by the Auditor. Specifically, Skye's Chief Executive Officer failed to provide documentation and other supporting information for inventory deemed to be material by the Auditor. Additionally, Skye did not respond adequately to the Auditor's request to provide appropriate documentation in support of corporate expenditures for office furniture and equipment deemed by the Auditor to be material.

In a review of the documents supporting the issuance of corporate stock and options granted to members of management and outside consultants, the Auditor noted inconsistencies and discrepancies in such documents, which raised questions about the authenticity of the documents. These issues were not addressed to the satisfaction of the Auditor by the Audit Committee and the Board of Directors of Skye.

■ Regulation S-B Item 304(a)(l)(iv)(D) requires the following disclosure:

All of the foregoing matters were discussed by the Auditor with the Audit Committee of Skye.

■ Regulation S-B Item 304 (a)(l)(iv)(E) requires the following disclosure:

The Audit Committee of Skye has authorized the Auditor to respond fully to the inquiries of the successor accountant concerning the subject matter of each such disagreement.

Securities and Exchange Commission
June 9, 2006

We are not in a position to agree or disagree with the second paragraph under Item 4.01 of the Form 8-K, the last sentence of the third paragraph under Item 4.01 of the Form 8-K, the sixth paragraph under Item 4.01 of the Form 8-K, or any of the information under Items 5.02 or 8.01 of the Form 8-K.

Very truly yours,

/s/ Semple & Cooper, LLP
SEMPLE & COOPER, LLP

cc: Richard Lieberman, Esq.